Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 25, 2009, relating to the financial statements and financial highlights of BlackRock FundsSM, including BlackRock Capital Appreciation Portfolio appearing in the Annual Report on Form N-CSR of BlackRock FundsSM for the year ended September 30, 2009, and to the references to us under the headings “Other Service Providers-Independent Registered Public Accounting Firm” and “Agreement and Plan of Reorganization – Representations and Warranties” in the Combined Prospectus/Proxy Statement and “Financial Statements” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

March 5, 2010